News Release                                                          [UPR LOGO]
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                   UPR CRITICIZES PENNZOIL EFFORTS TO PREVENT
                     DISCLOSURE OF PENNZOIL STRATEGIC PLAN

     Pennzoil Files In Court to Prevent Release of Pennzoil Strategic Plan, Cancel or Delay Oct. 15 Hearing and Deny Public and Press Access to Courtroom

     Fundamental Issue: Can Pennzoil Possibly Exceed Value of UPR's Offer?

Forth Worth, TX -- Oct. 9, 1997 -- Union Pacific Resources Group Inc. (NYSE:
UPR) today criticized Pennzoil's extensive legal maneuvers designed to prevent disclosure of Pennzoil's strategic plan. The U.S. District Court for Northern District of Texas scheduled a hearing for October 15, 1997 on a motion filed by UPR on September 15 to compel Pennzoil to release its strategic plan.

In sharp contrast to Pennzoil's arguments just last month that court hearings should be kept open to the public, Pennzoil on October 7 filed a motion urging the Court to close the October 15 hearing and to deny the public and press any access to it. On October 8, Pennzoil filed yet another motion, this time asking the Court to cancel or postpone the hearing.

In a statement today, UPR said, "Pennzoil has made its strategic plan the cornerstone of its 'just say no' defense by telling shareholders it can deliver greater value over the long term than our offer. If Pennzoil really believes its strategic plan can exceed the value of our offer, then why work so hard trying to keep the plan hidden from shareholders, to cancel or postpone the hearing, and to bar the public from the courtroom?

"Our offer spotlights the fundamental issue for Pennzoil shareholders: whether Pennzoil can possibly exceed UPR's $84 per share offer. The value of our offer is crystal clear. Pennzoil shareholders deserve the opportunity to choose, by comparing Pennzoil's strategic plan with our offer. UPR is willing to accept the decision of Pennzoil shareholders -- is Pennzoil?"

UPR is the largest domestic independent oil and gas exploration and production company. Headquartered in Forth Worth, Texas, UPR has been the #1 domestic driller for the past five years.

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Media Contact:                                 Investor Relations Contact:
Walter Montgomery                              Michael Liebschwager
212-484-6721                                   817-877-6531